                                  EXHIBIT 11.01


COMPUTATION OF NET INCOME (LOSS) PER SHARE
(in thousands, except per share data)


                                                   THREE MONTHS ENDED       SIX MONTHS ENDED
                                                          APRIL 1,              APRIL 1,
                                                       1995     1994        1995        1994
                                                     -------  -------     --------    -------
Primary:
Average common shares outstanding                     14,152   13,496       14,183      13,433
Net effect of dilutive stock
 options - based on the modified treasury
 stock method using average
 market price                                          1,277        -            -          -
                                                     -------  -------     --------    -------

Totals                                                15,429   13,496       14,183      13,433
                                                     -------  -------     --------    -------
                                                     -------  -------     --------    -------
Net income (loss)                                    $   276   $(356)     $(10,745)   $(9,535)
                                                     -------  -------     --------    -------
                                                     -------  -------     --------    -------
Per share amount                                     $  0.02   $(0.03)    $  (0.76)   $ (0.71)
                                                     -------  -------     --------    -------
                                                     -------  -------     --------    -------


Fully diluted:
Average common shares outstanding                     14,152   13,496       14,183     13,433
Net effect of dilutive stock
 options - based on the modified treasury stock
 method using quarter end market price which is
 greater than average market price                     1,667        -            -          -
                                                     -------  -------     --------    -------

Totals                                                15,819   13,496       14,183     13,433
                                                     -------  -------     --------    -------
                                                     -------  -------     --------    -------
Net income (loss)                                    $   276  $  (356)    $(10,745)   $(9,535)
                                                     -------  -------     --------    -------
                                                     -------  -------     --------    -------
Per share amount*                                    $  0.02  $ (0.03)    $  (0.76)   $ (0.71)
                                                     -------  -------     --------    -------
                                                     -------  -------     --------    -------

* The primary net income (loss) per share is shown in the statements of operations. Net income (loss) per share under the primary and fully diluted calculations are equivalent.



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